UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 24, 2011

KENDLE INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

Ohio	000-23019	31-1274091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )
441 Vine Street, Suite 500, Cincinnati, Ohio
45202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 381-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

The Management Development and Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company took several actions at its meeting on March 24, 2011 related to the previously announced planned succession within the Company.

In connection with the previously announced promotion of Dr. Stephen Cutler, the Company’s current Senior Vice President and Chief Operating Officer, to the position of President and Chief Executive Officer, effective May 1, 2011, the Compensation Committee approved an annual base salary for Dr. Cutler, effective May 1, 2011, of $500,000.

In connection with the previously announced appointment of Jamie Macdonald to the position of Senior Vice President and Chief Operating Officer of the Company, effective upon an expected employment commencement date of May 2, 2011 (the “Employment Date”), the Compensation Committee approved the following compensation arrangements for Mr. Macdonald, all of which are effective as of the Employment Date:  annual base salary of $360,000; one-time signing bonus in the approximate amount of $198,000; one-time award of time-based restricted stock units equal in value to $150,000, with the number of units to be determined based on the Company’s closing stock price on the Employment Date; one-time award of performance-based restricted stock units equal in value to $144,000, with the number of units to be determined based on the Company’s closing stock price on the Employment Date; and one-time award of 20,000 non-qualified stock options.  Mr. Macdonald will also participate in the Company’s standard benefit plans afforded to the Company’s executive officers, including the Company’s Stock Incentive Plan, and change in control benefits.

In connection with Candace Kendle transitioning from her position as Chairman and Chief Executive Officer of the Company to non-executive Chairman of the Company, which, as previously announced, is effective May 1, 2011, the Compensation Committee approved the following compensation arrangements for Dr. Kendle:  one-time cash payment of $95,000, payable on May 1, 2011; one-time award of 6,330 time-based restricted stock units which shall vest in full on May 1, 2011; and accelerated vesting of 3,478 outstanding time-based restricted stock units previously granted to Dr. Kendle so that such restricted stock units shall vest in full on May 1, 2011.  The Compensation Committee also approved a new non-executive Chairman annual cash retainer of $110,000, paid quarterly in arrears, for which Dr. Kendle will be eligible as of May 1, 2011 for her continuing service as Chairman of the Company in lieu of any other board level cash retainer paid to non-employee directors.  Dr. Kendle will be eligible, as of May 1, 2011, to receive all other elements of the compensation package afforded to all of the Company’s non-employee directors, which shall be prorated for the fiscal year ending December 31, 2011.

In connection with Christopher C. Bergen leaving his position as Executive Vice President and Chief Administrative Officer of the Company, which, as previously announced, is effective May 1, 2011, the Compensation Committee approved the following compensation arrangements for Mr. Bergen:  a one-time cash payment of $50,000, payable on May 1, 2011; one-time award of 3,692 time-based restricted stock units which shall vest in full on May 1, 2011; and accelerated vesting of 2,493 outstanding time-based restricted stock units previously granted to Mr. Bergen so that such restricted stock units shall vest in full on May 1, 2011.  In connection with Mr. Bergen continuing to serve on the Company’s Board of Directors, Mr. Bergen will be eligible, as of May 1, 2011, to receive the compensation package afforded to all of the Company’s non-employee directors, which shall be prorated for the fiscal year ending December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENDLE INTERNATIONAL INC.

Date: March 28, 2011	By:	/s/ Jarrod B. Pontius
Jarrod B. Pontius,
Vice President, Chief Legal Officer and Secretary